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                                                                    EXHIBIT 21.1

                                   DYAX CORP.

                           SUBSIDIARIES OF THE COMPANY



NAME                    PARENT                STATE OR COUNTRY OF INCORPORATION
----                    ------                ---------------------------------

Dyax Holdings B.V.      Dyax Corp.            Netherlands

Dyax B.V.               Dyax Holdings B.V.    Netherlands

Dyax S.A.               Dyax Corp.            Belgium

Biotage, Inc.           Dyax Corp.            Delaware

Biotage UK, Ltd.        Biotage, Inc.         United Kingdom

Dyax Japan, Ltd.        Biotage, Inc.         Japan

Biotage GmbH            Biotage, Inc.         Germany